34,500 SHARES

                                 [ACCELR8 LOGO]

                         ACCELR8 TECHNOLOGY CORPORATION

                                  COMMON STOCK


     This Prospectus relates to 34,500 shares of Common Stock (the "Shares") of Accelr8 Technology Corporation (the "Company"), all of which Shares are issuable upon exercise of representative's warrants (the "Representative's Warrants" or "Warrants") sold to Janco Partners, Inc. (the "Representative") in connection with an underwritten public offering undertaken in November 1996. The Shares will be offered by the holders of the Warrants who exercise their Representative's Warrants and thereby purchase the underlying Shares (the "Selling Shareholders"). The Company will receive the $8.40 per Share upon exercise of the Representative's Warrants (i.e., the exercise price of the Representative's Warrants), but will not receive any of the proceeds from the sale of Shares by the Selling Shareholders. The Company has agreed to pay the expenses of registering the Shares offered hereby estimated at $11,000.

     The Selling Shareholders have advised the Company that they intend to sell the Shares offered hereby as principals for their own accounts from time to time in the over-the-counter market at prices prevailing at the time of sale. The Registration Statement of which this Prospectus forms a part must be current at the time of sale. See "Plan of Distribution."

     On January 2, 1998, the last sale price of the Common Stock was $26.125 per share. See "Price Range of Common Stock." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ACLY".

                      ------------------------------------

     AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                      ------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------


                 THE DATE OF THIS PROSPECTUS IS JANUARY 5, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the offering. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Company's Common Stock is quoted on the Nasdaq National Market, and such reports and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-KSB filed on October 29, 1997, as amended on October 30, 1997, for the fiscal year ended July 31, 1997.

     2. The quarterly report on Form 10-QSB filed on December 10, 1997 for the quarter ended October 31, 1997.

     3. The Proxy Statement for Annual Meeting of Stockholders, dated December 12, 1997.

     4. The description of the Company's capital stock contained in the Company's Registration Statement on Form SB-2 (S.E.C. File No. 333-12393) initially filed with the Commission on September 20, 1996, which was declared effective on November 18, 1996 pursuant to the Securities Act, is hereby incorporated by reference into this Prospectus.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicate that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed to Thomas V. Geimer, Chairman, Accelr8 Technology Corporation, 303 East 17th Avenue, Suite 108, Denver, Colorado 80203, telephone number (303) 863-8088.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. See "Risk Factors" for information prospective investors should consider.


                                   The Company

     Accelr8 Technology Corporation (the "Company") is a leading provider of software tools and consulting services for Year 2000 compliance and for conversion from Digital Equipment Corporation's ("DEC") VAX/VMS Legacy Systems to UNIX and NT open client/server environments. The Year 2000 Problem is expected  to  create  widespread  system  failures  due to the  use of  computer programs that rely on two-digit date codes to perform computations and other decision-making functions. The Company's "NAVIG8-2000" tools facilitate timely and cost effective Year 2000 assessment and remediation across the multiple language environment of DEC Legacy Systems and UNIX environments. The Company's other focus - the conversion from DEC VAX/VMS Legacy Systems to UNIX open client/server environments - is based on the fact that VAX/VMS Legacy Systems use a proprietary computer operating system which is not compatible with other manufacturers' hardware and software, whereas UNIX is a powerful, open architecture system which is compatible with a wide range of hardware platforms and software applications, including commercial off-the-shelf software ("COTS"). The Company believes that UNIX has become the most widely used client/server operating system, and that the trend to client/server open systems, such as the systems offered by UNIX and Microsoft Corporation's Windows NT operating system ("NT"), will continue for the foreseeable future. The Company's "MIGR8" tools provide dependable solutions for migration of DEC VAX/VMS applications from the proprietary environment of VMS to the open systems environment of UNIX.

     The Company's objective is to enhance its position as a leading provider of integrated solutions which will solve the Year 2000 Problem and meet the conversion needs of VAX/VMS users. The Company's strategy for achieving its objectives includes: (i) near term focus on the Year 2000 Market; (ii) commercialization of the Company's Windows NT conversion tool set; (iii) continue emphasis on consulting services and establishment of Year 2000 and UNIX/NT conversion teams; (iv) developing and introducing new software tools and services; (v) development of relationships with significant providers of outsourcing services for an entity's information technology needs; (vi) expanding the Company's international marketing programs, particularly in Europe and Asia; (vii) securing additional consulting projects from existing and future clients; (viii) continuing to target large corporations and government agencies which require integrated solutions to their Legacy System conversion needs; and
(ix) investing in or acquiring complementary businesses, technologies or product lines.

     The Company was incorporated in 1982 under the laws of the State of Colorado. The Company's executive offices are located at 303 East 17th Avenue, Suite 108, Denver, Colorado 80203, and its telephone number is (303) 863-8088.




                                  The Offering

Common Stock offered by Selling Shareholders......34,500 shares

Common Stock outstanding at October 31, 1997......7,832,507 shares (1)

Common Stock outstanding upon completion
     of this offering.............................7,867,007 shares

Use of proceeds...................................The shares of Common Stock are being  offered by the  Selling
                                                  Shareholders. The Company will
                                                  not receive any proceeds  from
                                                  sale  of  the  Shares  offered
                                                  hereby.  Proceeds  received by
                                                  the Company  upon  exercise of
                                                  the  Warrants  by the  Selling
                                                  Shareholders  will be added to
                                                  the Company's working capital.

Terms of the Representative's Warrants............Each Representative's  Warrant
                                                  is  exerciseable at a price of
                                                  $8.40 in order to  obtain  one
                                                  share of the Company's  Common
                                                  Stock.

Nasdaq National Market symbol.....................ACLY

----------------------

     (1) Excludes options to acquire 335,000 shares held by employees of the Company that may be exercised to acquire shares of Common Stock, and options to acquire an aggregate of 50,000 shares of Common Stock held by the outside directors of the Company.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors prior to making an investment in the Common Stock offered hereby.

     Dependence on Key Employees. The Company's success depends to a significant extent upon a number of key management and technical personnel, the loss of one or more of whom could have a material adverse effect on the Company's results of operations. The Company carries key man life insurance in the amount of $5 million on Thomas V. Geimer, as well as life insurance on seven of its key employees, including Thomas V. Geimer, Harry J. Fleury, Franz Huber and Timothy Fitzpatrick, in the amount of $250,000 for each individual. The Board of Directors has adopted resolutions under which one-half of the proceeds of any such insurance will be dedicated to a beneficiary designated by the insured. There can be no assurance that the proceeds from such life insurance policies would be sufficient to compensate the Company for the loss of any of these employees, and these policies do not provide any benefits to the Company if these employees become disabled or are otherwise unable to render services to the Company. Further, the Company does not currently have employment agreements with any of its officers or key employees, and does not currently intend to have such employment agreements in the future. The Company believes that its continued success will depend in large part upon its ability to attract and retain highly skilled technical, managerial, sales and marketing personnel. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop and market new and enhanced products and to conduct its operations successfully.

     Management of Growth. The Company's rapid growth in business in recent quarters has placed and may continue to place a significant strain on the Company, particularly on its customer services organization. Any failure by the Company to respond quickly to the service needs of its customers could cause the loss of customers and have a material adverse effect on the Company's results of operations. The Company's future operating results will depend on its ability to expand its services organization and infrastructure commensurate with its expanding base of customers and on its ability to attract, hire and retain skilled employees. There can be no assurance that the Company will be able to effectively manage any future growth.

     Dependence on Year 2000 Market and Conversion of DEC VAX/VMS Legacy Systems. The growth in the Company's professional services fees in fiscal 1997 resulted primarily from demand for its Year 2000 Problem services as awareness of the Year 2000 Problem has grown. In addition, this demand has also accounted for a significant portion of software license revenue for the same period as customers have acquired the Company's software products to help address their Year 2000 concerns. Should the demand for the Company's Year 2000 solutions and products decline significantly as a result of new technologies, competition or other factors, the Company's professional service fees and license revenues would be materially and adversely affected. The Company anticipates the Year 2000 market will decline, perhaps rapidly, following the year 2000. It is the Company's strategy to leverage customer relationships and knowledge of customer application systems derived from its Year 2000 solutions to market other products and services beyond the Year 2000 market. However, there can be no assurance that this strategy will be successful, and should the Company be unable to market other products and services as demand in the Year 2000 market declines, whether as a result of technological change, competition or other factors, the Company's business, results of operations and financial condition will be materially and adversely affected.

     The Company's only other software products and services are designed for conversion from VAX/VMS Legacy Systems to UNIX and NT open client/server environments. Future revenues from this line of business are dependent upon users of VAX/VMS Legacy Systems electing to convert their data and applications to UNIX and NT environments. To the extent that users of VAX/VMS Legacy Systems elect to abandon their VAX/VMS applications and data and to re-write their information technology systems entirely in UNIX or NT environments without conversion, the Company's revenues and future prospects could be materially and adversely affected.

     Concentration of Revenues. A significant portion of the Company's revenues have been derived from substantial orders placed by a small number of customers. As a result, the Company's revenues have been concentrated among a relatively small number of customers. In fiscal 1997, one customer accounted for 13% of the Company's revenues, and in fiscal 1996 revenues from the Company's three largest customers amounted to 41% of the Company's total revenues. The Company expects that it will continue to be dependent upon a limited number of customers for significant portions of its revenues in future periods. Generally, the Company is hired for a specific project that will be completed within a fixed period of time. Once a project has been completed, customers generally will not require significant services in the future. However, during particular periods, certain customers may be significant. There can be no assurance that revenues from customers that accounted for significant revenues in past periods, individually or as a group, will continue or, if continued, will reach or exceed historical levels in any future period. The Company's operating results may in the future be subject to substantial period-to-period fluctuations as a consequence of such customer concentration.

     Ability to Respond to Technological Change. The Company's future success will depend significantly on its ability to enhance its current products and develop or acquire and market new products which keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. There can be no assurance that the Company will be successful in developing or acquiring product enhancements or new products to address changing technologies and customer requirements adequately, that it can introduce such products on a timely basis or that any such products or enhancements will be successful in the marketplace. The Company's delay or failure to develop or acquire technological improvements or to adapt its products to technological change would have a material adverse effect on the Company's business, results of operations and financial condition.

     Dependence Upon Proprietary Technology; Intellectual Property Rights. The Company relies primarily on a combination of copyright, trademark and trade secret laws, employee and third party disclosure agreements, license agreements and other intellectual property protection methods to protect its proprietary rights. The Company's proprietary software products are generally licensed to customers on a "right to use" basis pursuant to a perpetual, nontransferable license that generally restricts use to the customer's internal purposes and to a specific computer platform that has been assigned a "key code." However, it may be possible for unauthorized third parties to copy or reverse engineer certain portions of the Company's products or obtain and use information the Company regards as proprietary. The Company currently has no patents and existing trade secret and copyright laws provide only limited protection. The Company's competitive position and operations may be adversely affected by unauthorized use of its proprietary information, and there can be no assurance that the protections put in place by the Company will be adequate.

         There can be no assurance that third parties will not assert infringement or other claims against the Company with respect to any existing or future products, or that licenses would be available if any Company technology were successfully challenged by a third party, or if it became desirable to use any third-party technology to enhance the Company's products. Litigation to protect the Company's proprietary information or to determine the validity of any third-party claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company.

     Competition. The market for the Company's products and services is competitive and subject to rapid change. There can be no assurance that competitors will not develop products or alternative technologies that: (i) are superior to the Company's products; (ii) achieve greater market acceptance; or
(iii) make the Company's products obsolete. Further, there can be no assurance that the Company will be able to compete successfully with its present or potential competition, or that competition will not have a material adverse effect on the Company's results of operations and financial condition.

     Possible Volatility of Stock Price; Dividend Policy. The market price of the Company's Common Stock could be subject to significant fluctuations in response to variations in actual and anticipated quarterly operating results, changes in earnings estimates by analysts, announcements of new products or technological innovations by the Company or its competitors, and other events or factors. In addition, the stocks of many technology companies have experienced extreme price and volume fluctuations that have often been unrelated to the companies' operating performance. The Company does not intend to pay any cash dividends on its Common Stock in the foreseeable future.

     Control by Management. The officers, directors and key employees of the Company own approximately 17.5% % of the outstanding shares of Common Stock and, if they exercise all of the options and warrants that they currently hold, they will own approximately 20.1% of the Company's outstanding shares of Common Stock. Due to their stock ownership, the officers, directors and key employees may be in a position to elect the Board of Directors and, therefore, to control the business and affairs of the Company, including certain significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of the Company's securities.

     Shares Eligible for Future Sale. As of July 31, 1997, the Company had reserved 385,000 shares of Common Stock for issuance upon exercise of options which have been or may be granted pursuant to its stock option plans ("Plan Options"), and 1,140,000 shares for issuance upon the exercise of warrants and options by Thomas V. Geimer at an exercise price of $0.24 per share. An aggregate of 335,000 of the Plan Options are exercisable at $0.36 per share, and the remaining 50,000 Plan Options which are currently outstanding are exercisable at $7.25 per share. In October, Mr. Geimer exercised his options and warrants and simultaneously contributed 1,129,110 shares to a Rabbi Trust for the benefit of Thomas V. Geimer. Under the terms of the Rabbi Trust these shares will be held in the trust, and carried as treasury stock by the Company. The Rabbi Trust provides that upon Mr. Geimer's death, disability, or termination of his employment the shares will be released ratably over the subsequent ten (10) years, unless the Board of Directors determines otherwise. Sales of Common Stock underlying Plan Options or shares released by the Rabbi Trust to Mr. Geimer may adversely affect the price of the Common Stock.

         Important Factors related to Forward-Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the products and future economic performance of the Company. The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that the Company will continue to provide services and develop, market and ship products on a timely basis, that competitive conditions within the software industry will not change materially or adversely, that demand for the Company's products and services will remain strong, that the Company will retain existing independent sales representatives and key management personnel, that the Company's forecasts will accurately anticipate market demand and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, the business and operation of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby. Upon exercise of the Warrants, the Company will receive net proceeds of approximately $289,800 . Such proceeds will be used as working capital and for general corporate purposes. Net proceeds not immediately required will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing securities.

                           PRICE RANGE OF COMMON STOCK

     Since November 19, 1996, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "ACLY." Prior to that date, the Common Stock was traded in the over-the-counter market on the Nasdaq Electronic Bulletin Board. On January 2, 1998, the last sale price of the Common Stock was $26.125 per share.

     The table set forth below presents the range, on a quarterly basis, of high and low bid prices per share of Common Stock as reported by the National Quotation Bureau, Inc. The quotations represent prices between dealers and do not include retail markup, markdown or commissions and may not necessarily represent actual transactions. The prices for the quarters ended after October 31, 1996, present high and low sale prices as reported by Nasdaq.

Quarter Ended                               High                      Low
-------------                               ----                      ---

Fiscal 1996
 October 31, 1995(1)                         .56                      .48
 January 31, 1996(1)                         .64                      .44
 April 30, 1996(1)                          1.50                      .80
 July 31, 1996(1)                           4.00                     1.40

Fiscal 1997
 October 31, 1996(1)                       10.125                    3.75
 January 31, 1997                          30-5/8                   7-1/4
 April 30, 1997                            17-3/8                  11-1/4
 July 31, 1997                             18                      12-1/4

Fiscal 1998
 October 31, 1997                          24-5/8                   12

------------------------

     (1) These prices have been adjusted to reflect the one-for-four reverse stock split that was effected at the close of business on November 18, 1996.

     The Company had approximately 108 shareholders of record as of July 31, 1997, which does not include shareholders whose shares are held in street or nominee names. Management of the Company believes that there are over 600 beneficial owners of its Common Stock.

                                 DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company plans to retain all future earnings (if any) for use in its business and, therefore, does not anticipate paying any cash or stock dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon the Company's financial condition and results of operations, as well as other factors that the Board of Directors deems relevant.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of Shares to be owned by each of the Selling Shareholders upon full exercise of the Representative's Warrants, and the number of Shares to be sold. The Company has been advised that the Selling Shareholders have sole voting and investment power with respect to all of the Shares listed opposite their name.


                                         Amount Of Beneficial Ownership
                                -----------------------------------------------
                                                               Number of Shares
Name                            No. Of Shares     % Of Class     Being Offered
----                            -------------     ----------     -------------

Jan E. Helen                        13,600             *             13,500
Alan Angelich                        6,100             *              6,100
Linda Walseth                        4,900             *              4,900
Ted Henderson                        3,000             *              3,000
George Levi                          3,000             *              3,000
Mark Buben                           1,000             *              1,000
Janco Partners, Inc.                 3,000             *              3,000

---------------------------

* Less than 1%

                              PLAN OF DISTRIBUTION

     The Selling Shareholders have advised the Company that they intend to sell the Shares offered as principals for their own accounts. The Shares will be sold from time to time in the over-the-counter market, in privately negotiated sales or on other markets. The Registration Statement of which this Prospectus forms a part must be current at any time during which the Selling Shareholders sell Shares. The Company has agreed that it shall maintain a current Registration Statement for nine months following the date of this Prospectus to enable the Selling Shareholders to sell their Shares. Any securities sold in brokerage transactions will likely involve customary broker's commissions which are payable by the Selling Shareholders. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

     The Company's Amended Articles of Incorporation authorize the issuance of 11,000,000 shares of Common Stock with no par value. Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

     At October 31, 1997, the Company had 7,832,507 shares of Common Stock issued and outstanding, including 1,129,110 shares which were acquired by Mr. Geimer upon exercise of his warrants and options on October 14, 1997 and simultaneously contributed to a Rabbi Trust. Holders of outstanding shares of Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of the Company's Common Stock are issued, the relative interests of then existing stockholders may be diluted.

Outstanding Warrants and Registration Rights

     As of July 31, 1997, 34,500 Representative's Warrants were outstanding to purchase an aggregate of 34,500 shares of Common Stock at $8.40 per share. The Representative's Warrants are exercisable through December 2001. The Shares underlying the Representative's Warrants are being registered on the Registration Statement of which this Prospectus forms a part. All fees, costs and expenses of such registration, with the exception of underwriting discounts and commissions, will be borne by the Company.

Transfer Agent

     American Securities Transfer, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215, serves as the transfer agent and registrar for the Company's Common Stock.

                                  LEGAL MATTERS

     The Company has been represented, and the legality of the securities being offered hereby has been passed upon, by Schlueter & Associates, P.C., 1050 17th Street, Suite 1700, Denver, Colorado 80265.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended July 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                  ---------------------------------------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Available Information ...................................................    2
Incorporation of Certain Documents by Reference .........................    2
Prospectus Summary ......................................................    3
Risk Factors ............................................................    5
Use of Proceeds .........................................................    8
Price Range of Common Stock .............................................    8
Dividend Policy .........................................................    9
Selling Shareholders ....................................................    9
Plan of Distribution ....................................................   10
Description of Capital Stock ............................................   10
Legal Matters ...........................................................   11
Experts .................................................................   11



                                  34,500 SHARES

                         ACCELR8 TECHNOLOGY CORPORATION

                                  COMMON STOCK
                      -------------------------------------

                                   PROSPECTUS
                      -------------------------------------


                                 January 5, 1998